EXHIBIT (A)(14)


        Harnischfeger Industries, Inc.

                                                        NEWS RELEASE

        For further information on this release, call

        CONTACT:        Francis M. Corby, Jr.
                        Executive Vice President
                        Finance and Administration
                        (414) 486-6518

                        James C. Benjamin
                        V.P. and Controller
                        (414) 486-6870

                        David A. Brukardt
                        Director, Corporate Communication
                        (414) 486-6474


                HARNISCHFEGER TO COMMENCE SOLICITATION TO REQUIRE
                    GIDDINGS & LEWIS TO HOLD SPECIAL MEETING

        MILWAUKEE -- May 15, 1997 -- Harnischfeger Industries, Inc. (NYSE: HPH) has filed a definitive solicitation statement with the Securities and Exchange Commission and expects to begin solicitation of written demands to require Giddings & Lewis, Inc. (Nasdaq: GIDL) to hold a special meeting of its shareholders for the purpose of voting to remove the G&L board of directors and to replace them with nominees of Harnischfeger.

                Receipt of written demands of holders of record of G&L shares representing 10% of all G&L shares outstanding is needed in order to require the meeting. Harnischfeger currently owns 2.4% of G&L shares, acquired through open-market purchases prior to commencement of its $19 per share all-cash tender offer.

                Harnischfeger is seeking the removal of the incumbent G&L board and its replacement with nominees of Harnischfeger in order to facilitate its offer.

                Harnischfeger also announced the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.


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                Harnischfeger Industries, Inc. [NYSE: HPH] is an
        international holding company with business segments involved in the manufacture and distribution of equipment for underground mining (Joy Mining Machinery), surface mining (P&H Mining Equipment), pulp and papermaking (Beloit Corporation), and material handling
        (P&H Material Handling).